SLM CORPORATION

300 CONTINENTAL DRIVE

NEWARK, DE 19713

LAURENT C. LUTZ

EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY

(302) 283-4009

EXHIBIT 5.1

May 24, 2012

SLM Corporation Board of Directors

300 Continental Drive

Newark, DE 19713

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary of SLM Corporation, a Delaware corporation (the “Corporation”). The Corporation is about to register with the Securities and Exchange Commission on a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of l933, as amended, (a) 20,000,000 shares of the Company’s Common Stock, par value $.20 per share (“Common Stock”), to be issued under the SLM Corporation 2012 Omnibus Incentive Plan; and (b) 6,000,000 shares of Common Stock to be issued under the Amended and Restated SLM Corporation Employee Stock Purchase Plan. The shares registered (the “Shares”) may be offered and sold under the SLM Corporation 2012 Omnibus Incentive Plan and the SLM Corporation Employee Stock Purchase Plan (the “Plans”).

As Executive Vice President, General Counsel and Corporate Secretary, I am familiar with its Certificate of Incorporation, as amended, and Bylaws, as amended. I have examined the Plans and the Registration Statement.

I have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. With respect to the documents I have reviewed, I have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with originals of all documents submitted to me as copies. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of other officers and representatives of the Corporation.

Based upon my examination mentioned above, I am of the opinion that all necessary corporate proceedings by the Corporation have been duly taken to authorize the issuance of the Shares pursuant to the Plans and that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

SLM Corporation Board of Directors

May 24, 2012

This letter expresses my opinion as to the provisions of the Delaware General Corporation Law governing the authorization and issuance of stock, but does not extend to the securities or “Blue Sky” laws of Delaware or any other jurisdiction or to federal securities laws or to other laws.

I hereby consent to the filing of this opinion as part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder. This opinion is intended solely for your use in connection with the transactions described above. No other person may rely on this opinion for any other purpose without my prior written consent.

Very truly yours,

/s/ Laurent C. Lutz

Laurent C. Lutz